ASHFORD HOSPITALITY TRUST
Third Quarter 2007 Conference Call
November 1, 2007
10 am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2007. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on October 31, 2007, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good morning and thank you for joining us. Our message today is very simple — internal growth. We are committed to seeking ways to capitalize on the organic value-adds within our diverse portfolio with the goal of enhancing dividend and share price performance.
Once again, we had a very strong quarter in terms of RevPAR growth. For the hotels not under renovation, we reported a Pro Forma RevPAR increase of 8.3% and a 120 basis point improvement in operating margin. Our RevPAR yield index for the quarter increased from 116.2% to 119.1% for the hotels not under renovation and from 115.8% to 117.8% for all hotels. AFFO per share for the quarter was 25 cents per diluted share which equaled the results from a year ago even though the current portfolio seasonality has changed by approximately 4 cents per share. CAD per diluted share was 18 cents, which resulted in a dividend coverage ratio of 124% year to date.
This strong internal growth was the result of value-added renovations we have completed over the past two years and the intense focus we have placed on maximizing the returns from each asset. We are also continuing to see the benefit from a portfolio concentrated in upper-upscale and upscale segments with strong brands in markets with attractive growth opportunities.
Next year, we will be embarking on implementing approximately $50M of ROI projects. These are capital expenditures, above and beyond normal capex, PIPs, and refreshes. These are projects where the financial returns can be more specifically identified such as the addition of spas, additional meeting space, energy conservation projects, and rooms additions.
We continue to be pleased with the lodging industry fundamentals. RevPAR growth continues to exceed previous market expectations. Costs remain under control, allowing for margin gain. Given most of our hotels are business transient focused with relatively less reliance on large group and leisure, we like where we are situated in the current market. Moreover, our mix of upper-upscale and strong upscale brands provides a more resilient performance during weak downturns in the economy. Overall, we are extremely pleased with the yields on our assets, the diverse market locations, and strong brand affiliations.
While the subprime situation is having an impact on the financial markets, we have not yet seen any impact on our hotels. The silver lining, if there is one, is that we expect the reduced credit availability will further limit new supply due to lower loan proceeds and higher interest costs — thereby extending the cycle. There is still a significant amount of debt and equity in the market, with the issue seeming to be pricing in terms of cap rates and debt spreads. Over time these always correct. To the extent there may be some pricing impact on values, we expect this to be minor and possibly short-lived.
In the meantime, we remain extremely pleased with our success in locking in below-market financing for our portfolio at very attractive long-term fixed rate levels well before the credit market turmoil commenced. We have 78% of our debt fixed, at an average rate of 6.05%. We have very little exposure to refinancing risk with less than $200 million maturing in the next two years. Additionally the continued disruption in the credit markets is actually working in our favor at present as lending spreads have widened, thereby creating a more attractive and accretive lending opportunity, with fewer competitors. As a result, we expect that our hotel lending program will become more active in the coming quarter.
Our focus for the balance of the year and into 2008 will remain on capital recycling through harvesting assets from the portfolio, internal growth through capital improvements, and allocating our capital to the appropriate investments to match the lodging investment cycle. We are not limiting ourselves to just the Phase I and potential Phase II strategies we previously outlined. We are actively reviewing the entire portfolio for all potential opportunities to redeploy capital. It is exactly this type of market condition that we believe we excel in and have built Ashford’s strategy to be pro-active. We look forward to reporting continued progress and increased returns from each strategy.

To speak in greater detail about our 3rd quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review — David Kimichik
Good Morning.
For the third quarter we reported a net loss of ($6,638,000), EBITDA of $86,526,000 and AFFO of $34,882,000 or 25 cents per diluted share.
At quarter end, Ashford had total assets of $4.8 billion including $194 million of cash. We had $2.9 billion of mortgage debt, leaving net debt to total enterprise value at 60%.
During the third quarter the company sold 2 of the 18 Phase I for sale assets and booked a gain on sale of $531,000. As of today, 16 of the 18 Phase I for sale assets have been sold.
At quarter-end, our portfolio consisted of 114 hotels in continuing operations containing 26,295 rooms. At quarter end, we owned a position in 7 mezzanine loans with total principal outstanding of $73 million with an average annual un-leveraged yield of 12.4%.
For the quarter, proforma RevPAR for all hotels was up 7.4% as compared to third quarter ’06. For the hotels not under renovation, which is all but 8 hotels, the proforma RevPAR was up 8.3%, driven by a 5.1% increase in ADR and a 233-basis point increase in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $7.1 million or 8.8% for the quarter. For the 106 hotels not under renovation, proforma hotel operating profit increased 11.7%. Our proforma hotel operating profit margin improved 120 basis points for the hotels not under renovation and 74 basis points for all hotels. Our proforma margin improvement was due in large part to corporate initiatives to control certain costs. As a result of negotiating long-term energy contracts we have seen a 20 basis point reduction in our portfolio energy costs. Timing our insurance renewal into a soft market in advance of hurricane season has resulted in lowering these costs by 23 basis points and through aggressive property tax appeals we have seen a reduction of these costs by 46 basis points.
We ended the quarter with 122.6 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 13.5 million OP units issued for a total share count of 143.6 million.
For the third quarter, we reported CAD of $25,116,000 or 18 cents per diluted share and announced and paid a dividend of 21 cents per share. Our dividend coverage ratio was 124% of CAD for the first three quarters of the year.
Finally I would like to emphasize that our portfolio is very seasonal quarter to quarter. Beginning this year we have started a practice of including in our earnings release a table of trailing twelve-month proforma hotel revenue and hotel EBITDA combined for all the hotels we own in continuing operations at the end of the quarter we are reporting. The addition of the CNL portfolio has changed our historical seasonality trends. I encourage anyone who keeps a model on our company to review this table when updating their information.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Investment Highlights — Douglas Kessler
Thanks, David.
Our efforts on the capital allocation front were primarily focused on harvesting assets out of the portfolio and redeploying to ROI opportunities in the current portfolio as well as funding a ramp up of our mezzanine loan business.
In terms of asset sales, we completed the sale of three hotels for $35 million (two of them in the third quarter and one subsequent) and anticipate closing three more in the next few weeks for another $68 million. By the end of November, we also expect to complete the sale of the Marriott BWI Airport that we have under contract for $61.5 million. Of the seven hotels, that pricing equates to an 8.3% trailing 12-month NOI cap rate and $135,000 per key. From what we previously identified as Phase I of our asset sales, we only have the Sheraton Iowa City and the Fort Worth office building remaining.
As Monty mentioned earlier, we have expanded beyond the concept of a second phase of asset sales to a portfolio-wide review of each asset to determine that its growth fundamentals match up with our growth goals. We expect to achieve this harvesting through one-off and portfolio sales or potential JV’s. At this point, all options remain on the table with the goal of maximizing the return from each asset and redeploying capital to where we can achieve the highest returns.
Our capital expenditure forecast is to invest $280 million during 2007 and 2008 across the portfolio in addition to the targeted $50M in ROI projects. During the third quarter, we had 8 hotels under renovation; 2 of these were completed in the quarter. One of these is the new Sheraton Hotel downtown Indianapolis which we converted from a Radisson hotel in July. Our total capital spending in the third quarter was $32 million bringing total spending through 3 quarters this year to $77 million. We have an additional 10 hotels under renovation now in the fourth quarter. These expenditures will be carefully monitored to minimize operational disruption and maximize future performance. Several notable projects underway are the luxury conversion of the Sea Turtle Inn to One Ocean in Atlantic Beach, Florida for $24 million, the $14 million guestroom and meeting space refresh at the JW Marriott San Francisco, and a $5 million room refresh at the Las Vegas Embassy Suites. Major initiatives beginning in the fourth quarter are the $14 million guestroom refresh at the Marriott Crystal Gateway, the $8 million guestroom and public area upgrades to the Philadelphia Embassy Suites, and the $5 million upgrades each to the Embassy Suites Walnut Creek, Courtyard San Francisco, and Hilton Minneapolis.
Compared to prior quarters, our financing initiatives were relatively quiet. However, we did price 8 million shares of 8.45% Series D Cumulative Preferred Stock at $25.00 per share. We used the net proceeds of the offering to redeem the Company’s Series C Preferred Stock. This preferred offering was able to capitalize on a much stronger preferred market issuance than the current market, where spreads have widened out substantially. With this Series D preferred issuance, we completed the series of longer term financing strategies related to the CNL Hotels and Resorts investment.
I noted last quarter that with the credit market tightening and spreads coming back our way, there might be more opportunities for our mezzanine loan business in the second half of the year. That has certainly been in the case. At present, we have a strong pipeline of opportunities. Spreads have increased from roughly 350 to 450 basis points over LIBOR a few months ago to a range of 600 to 800 basis points today for mezzanine loans.
With such a dramatic dislocation in the market, borrowers and lenders have both been waiting for the other to blink. We expect to be able to deploy capital in this market again at very attractive yields fairly soon. You’ll recall we took ourselves out of the market earlier in the year when we saw unfavorable market conditions in terms of spread and loan terms. Our discipline and market judgment has paid off with the return of more favorable market conditions. Our underwriting of potential mezzanine opportunities remains thorough with an even greater focus on takeout financing and debt yields relative to market cap rates.
Given the increased market opportunity, we’ve had discussions with potential capital partners regarding a joint venture that would enhance our returns. We hope to make continued progress on this and report to you soon on the results.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.